Exhibit 10.26

CONFIDENTIAL

August 13, 2014

VIA REGISTERED MAIL

BioCorp Ventures LLC

336 Bon Air Center #418

Greenbrae, CA 94904

Attn: Tony Shapiro

Re: Notice of Termination

Dear Mr. Shapiro:

Reference is made to our Notice of Material Breach dated June 19, 2014 (“Notice of Breach”) and to the Biofuels Evaluation and License Agreement dated May 14, 2013 ( the “Agreement”) by and between Senesco Technologies, Inc. (“Senesco”) and Senesco, Inc., a wholly-owned subsidiary of Senesco, on the one hand (collectively, the “Senesco Parties”), and BioCorp Ventures LLC (“BCV”), on the other. Capitalized terms that are used in this letter and not otherwise defined herein shall have the meaning assigned to them in the Notice of Breach or if not defined in the Notice of Breach, in the Agreement. All section references used in this letter refer to the Agreement unless otherwise specified.

Neither the Payment nor Senesco’s Equity Interest were received and BCV failed to exercise Commercially Reasonable Efforts. Accordingly, as set forth in the Notice of Breach, the Agreement is now terminated effective July 19, 2014 (“Date of Termination”)

Notwithstanding the termination, BCV’s continuing obligations and responsibilities under the Agreement include, but are not necessarily limited to, the following:

•	pursuant to Section 9.6(a), BCV must make the Payment plus accrued interest, which was due on the Date of Termination;
•	pursuant to Section 9.8, all liabilities or obligations accruing under the Agreement prior to termination, including BCV’s obligation to issue Senesco’s Equity Interest and to provide all reports that were due under Section 3.1(e), survive;
•	pursuant to Section 5.3, BCV must return all Senesco Confidential Information, including all copies and extracts of documents and all manifestations of the Confidential Information in any form;

•	pursuant to Section 9.6, all licenses granted to BCV immediately cease as of the Date of Termination;
•	pursuant to Section 9.6(b), BCV and its Affiliates and Sublicensees must immediately cease all sales of Licensed Product as of the Date of Termination; and
•	pursuant to Section 9.6(c), any granted Sublicenses that include commercialization rights will remain in full force and effect and Senesco will enter into appropriate agreements or amendments to the Sublicense to substitute itself for BCV as the licensor thereunder; provided that (i) the Sublicense complies with the terms of the Agreement, (ii) the Sublicensee is not then in breach of its Sublicense, (iii) the Sublicensee agrees to be bound to the Senesco Parties as licensors under the terms and conditions of the Sublicense without imposing any greater obligation, representation, warranty or liability on the Senesco Parties than imposed on the Senesco Parties under the Agreement, and (iv) all payments under the Sublicense in respect of the Biofuel IP and Licensed Products shall be made directly to Senesco. If any of the foregoing requirements are not satisfied with respect to a Sublicense, such Sublicense terminated on the Date of Termination. For all Sublicense agreements that have been granted, please provide Senesco with a true and correct copy of the Sublicense agreement in accordance with Section 2.2(b), so the above may be effectuated.

Please be advised that, notwithstanding the termination of the Agreement, Senesco reserves all rights to take any and all actions with respect to any breaches that it is legally entitled to take pursuant to the Agreement and any other relevant document and applicable law, including the pursuit of all damages that may be suffered by Senesco as a result of BCV’s breach of the Agreement. Nothing contained in this letter shall constitute a waiver of any right, power or remedy of Senesco under the Agreement or any other relevant document or applicable law.

Sincerely,

Senesco Technologies, Inc.

By:	/s/ Joel Brooks
Name: Joel Brooks
Title: CFO

cc:	Emilio Ragosa, Esq.

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